Exhibit 99.1


          Cheniere Energy Elects Vicky A. Bailey to Board of Directors

    HOUSTON--(BUSINESS WIRE)--March 29, 2006--Cheniere Energy, Inc. (AMEX:LNG) announced today that Vicky A. Bailey has been elected to its Board of Directors.
    Ms. Bailey is president of Anderson Stratton International, LLC, a consulting firm she founded in 2005, which advises clients on federal affairs, energy, environment, defense, and private equity. Previously she was a partner with Johnston & Associates, LLC, in Washington, DC. She was Assistant Secretary for Policy and International Affairs at the US Department of Energy from 2001 until 2004 and a Commissioner on the Federal Energy Regulatory Commission from 1993 until 2000. Ms. Bailey also served as President and a Director of PSI Energy, Inc., a subsidiary of Cinergy Corp. in 2000 and 2001.
    Cheniere's Chairman and CEO, Charif Souki, said, "Ms. Bailey is a welcome addition to our board of directors. She brings us a wealth of domestic and international energy experience. As a former policy-maker she understands the changing energy dynamics and the critical role that LNG will play in meeting our country's future energy needs. We are pleased to have her join Cheniere's growing team."
    Cheniere Energy, Inc. is a Houston based energy company engaged in developing LNG receiving terminals and Gulf of Mexico exploration & production. Cheniere is building a 100% owned Gulf Coast LNG receiving terminal in western Cameron Parish, LA on the Sabine Pass Channel. It is also developing 100% owned Gulf Coast LNG receiving terminals near Corpus Christi, TX, and at the mouth of the Calcasieu Channel in central Cameron Parish, LA. Cheniere is a 30% limited partner in Freeport LNG Development, L.P., which is building an LNG receiving terminal on Quintana Island near Freeport, Texas. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.
    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

    CONTACT: Cheniere Energy, Inc., Houston
             David Castaneda, 713-265-0202